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                                                                   EXHIBIT 23.01



The Board of Directors
CyberGuard Corporation:


We consent to incorporation by reference in the registration statement (No. 333-06253) on Form S-3 of CyberGuard Corporation of our report dated September 11, 1996, relating to the consolidated balance sheets of CyberGuard Corporation and subsidiaries as of June 30, 1996 and September 30, 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for the nine months ended June 30, 1996, the year ended September 30, 1995, and the three months ended September 30, 1994, which report appears in the June 30, 1996, annual report on Form 10-K of CyberGuard Corporation.


                                   KPMG Peat Marwick LLP



Miami, Florida
September 30, 1996